EXHIBIT 10.50
EXECUTIVE EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is executed as of the 28th day of March 2002, by and between ARMEN MARTIROSYAN, an individual (“Employee”), EN POINTE TECHNOLOGIES, INC., a Delaware corporation (the “Company”), with reference to the following facts:
     A. Employee is an individual possessing unique management and executive talents of value to the Company.
     B. The Company desires to engage Employee as the Vice President-Information Technology (IT) for the Company, and Employee desires to accept such employment, all on the terms and conditions set forth in this Agreement.
AGREEMENT
     In consideration of the foregoing recitals and of the covenants and agreements herein, the parties agree as follows:
1.	Term. The Company hereby engages Employee to perform his duties and render the services set forth in Section 2 for a period commencing on December 26, 2001 (the “Effective Date”) and ending on December 25, 2002, (the “Employment Period”) and Employee hereby accepts said employment and agrees to perform such services during the Employment Period. Unless this Agreement is terminated pursuant to Section 4 or unless either party gives the other written notice to the contrary prior to expiration date, this Agreement, together with any changes which have occurred during the employment period then expiring, shall automatically renew at the end of the Employment Period on a month-to-month basis.

2.	Duties.
2.1.	Vice President-IT: Performing executive work of importance to the Company, with the primary focus being the cost-effective management of the Company’s information infrastructure. During the Employment Period, Employee shall devote his full business time and attention to performing his duties as Vice President-IT of the Company, including but not limited to:
2.1.1.	Overseeing the effective operation of the Information Technology (IT) function for En Pointe Technologies and its subsidiaries on a day-to-day basis. Includes managing and coordinating the programming team; analyzing system requirements; designing and developing applications; implementing new information systems; documenting information systems; training end users; maintaining the network infrastructure and telecommunication operations; and providing efficient help desk and other operations support to end-users.

PAGE 1	READ & AGREED (INITIALS):
AM:___(EMPLOYEE)
RDC: ___(EN POINTE TECHNOLOGIES)

Executive Employment Agreement: Armen Martirosyan
March 28, 2002

2.1.2.	Serving as the technical resource that designs, coordinates and implements action corporate strategies which meet En Pointe’s IT quality assurance objectives. Includes assuring network functionality and data integrity on a twenty-four (24) hour per day, seven (7) day per week basis.

2.1.3.	Assuring the security of En Pointe’s national and international networks, data and telephony communication systems. Includes including fully securing networks, programs and data against unauthorized access, copying or manipulation; ensuring that proper back-ups of programs and data occur with appropriate frequency for all En Pointe networks; once parameters have been established by executive management, designing and maintaining an effective disaster recover plan that is capable of reviving networks from failure in the shortest possible time frame per current technology; and abiding by the access restriction parameters determined by En Pointe Technologies’ officers.

2.1.4.	Carrying out supervisory responsibilities in accordance with the organization’s policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

2.1.5.	The above description of duties in non-exhaustive. Employee shall work out of the Company’s headquarters and shall report to a manager designated by the Company’s Chief Executive Officer (“CEO”).

2.1.6.	Employee recognizes that the Board of Directors of the Company may be required under its fiduciary duty to the Company and to its stockholders to eliminate the position of Vice President-IT of this Company or to appoint a different person as such officer of this Company. The parties agree however, that any such elimination or replacement of Employee by the Company, other than pursuant to Section 4 or Section 7.1 or 7.2.1 or 7.3.1 hereof, shall constitute a termination of Employee’s employment hereunder by the Company without cause.
3.	Company Policies. Employee will be subject to and agrees to adhere to all of Company’s policies which are generally applicable to En Pointe’s employees, including but not limited to, all policies relating to standards of conduct, conflicts of interest and compliance with the Company’s rules and obligations. To the extent there is a conflict between the terms of a general Company policy and a term of this Agreement, the specific term of the Agreement shall govern.
4.	Change of Control. Notwithstanding the terms of Section 2 above, if the Company or a significant portion thereof is sold or merged or undergoes a change of control transaction (as defined in the form of Parent’s Stock Option Agreement, a copy of which shall be made available upon Employee’s written request), this Agreement shall survive consummation of such transaction and shall continue in effect for the remainder of the Employment Period, but Employee shall serve as an officer of the entity which succeeds to the business or a substantial portion of the business of the Company, and in such case shall bear a suitable

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RDC: ___(EN POINTE TECHNOLOGIES)

Executive Employment Agreement: Armen Martirosyan
March 28, 2002
title and perform the duties and functions of such office of such publicly traded or privately held successor, consistent with those customarily performed by an officer of such a unit, division or entity comparable to the then business of the Company, unit, division or entity. Employee may be required to accept greater or lesser responsibility by any successor, and agrees to fully cooperate and assist in any resulting transition for up to the remainder of the Employment Period; and any adjustments required of Employee to complete the transition to any successor, unit, division or entity, shall not violate this Agreement so long as “good reason” does not arise under Sections 8.2(iii).
5.	Conflict of Interest.
5.1.	Employee agrees that during the course of his employment, he will not, directly or indirectly, compete with En Pointe Technologies in any way, nor will Employee act as an officer, director, employee, consultant, shareholder, lender or agent of any entity which is engaged in any business in which En Pointe Technologies is now engaged or in which En Pointe Technologies becomes engaged during the term of your employment. Any apparent conflict of interest must be disclosed to the En Pointe Technologies Vice President- Human Resources for evaluation either at time of employment or at the time that a conflict becomes known or suspected
5.1.1.	Employee further agrees that during the term of employment and for a period of eighteen (18) months thereafter, employee will not, directly or indirectly, compete unfairly or illegally with the Company in any way, or usurp any Company opportunity in any way. Employee also agrees that during the term of employment and for a period of eighteen (18) months thereafter, Employee will not, directly or indirectly, whether on his own behalf or on behalf of another, offer employment or a consulting agreement to any Company employee, nor will Employee directly or indirectly, whether on his own behalf or on behalf of another, actually employ or grant a consulting assignment to a Company employee. Employee also agrees that during the term of employment and for a period of eighteen (18) months thereafter, Employee will not, directly or indirectly, whether on his own behalf or on behalf of another contact or solicit any of Company’s clients to do business with any other entity other than the Company.
6.	Intellectual Property. Employee agrees to the following:
6.1.	The copyright to all programs and all trade secrets developed during his employment by Employee or others in the Company using Company time and/or resources belong to En Pointe Technologies.

6.2.	Employee hereby assigns to En Pointe Technologies all rights, title and interest in and to the materials and information created by Employee for En Pointe Technologies and all other programs, inventions, works of authorship, data, ideas, know-how and other creations which relate to the subject matter of your services for En Pointe Technologies using Company time and/or resources (collectively called “Creations”) including any copyright, trade secret, patent, trademark and other intellectual property rights in such

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RDC: ___(EN POINTE TECHNOLOGIES)

Executive Employment Agreement: Armen Martirosyan
March 28, 2002
Creations. To the maximum extent applicable by law, all such Creations shall be deemed works made for hire. To the extent that, notwithstanding this agreement, Employee retains any copyright, trade secret, patent trademark or other intellectual property interest in, or to, any such creations, Employee hereby grants to En Pointe Technologies a royalty free, irrevocable, worldwide, non-exclusive, perpetual license to make, have made, sell, disclose, reproduce, distribute, modify and use software and other products under such intellectual property rights.
6.3.	Employee agrees to assist En Pointe Technologies as reasonably requested by En Pointe Technologies (and at En Pointe Technologies’ expense) to obtain and enforce patent, copyright, trade secret and other intellectual property protection for any such Creations. Employee agrees to execute documents, testify in legal or administrative proceedings and take other such actions as En Pointe Technologies may reasonably request. This obligation shall continue beyond the termination of Employee providing services to En Pointe Technologies, although En Pointe Technologies shall then compensate Employee at a reasonable rate for time spent after termination of employment.

6.4.	Unless otherwise provided, all software created by Employee for En Pointe Technologies shall include object code, source code, internal documentation, tools and other materials reasonably required to execute, support and modify the software.

6.5.	Employee also warrants the following:
6.5.1.	All work shall be in a good and professional manner;

6.5.2.	All Creations shall be Employee’s original work and will not infringe on any copyright, trade secret, patent or other intellectual property rights of any third party;

6.5.3.	That the execution of the agreement and the performance of services for En Pointe Technologies will not violate any obligations Employee may have to any third party. Without limitation, Employee hereby represents that each employee, agent, contractor or other individual who participates in, or contributes to, the providing of services or the development of any Creation will have executed a reasonable proprietary information agreement providing En Pointe Technologies with the rights contemplated by the agreement, including prohibitions on disclosure and use of En Pointe Technologies proprietary and confidential information and equipment to Employee and/or En Pointe Technologies of any Creations.
7.	Compensation. As compensation for his services to be performed hereunder, the Company shall provide Employee with the following compensation and benefits:
7.1.	Base Salary. For the period of December 26, 2001 through March 31, 2002 inclusive, Employee’s base salary shall be $125,000.00 per year, paid semi-monthly and in accordance with such Company payroll practices as are in effect from time to time, and

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RDC: ___(EN POINTE TECHNOLOGIES)

Executive Employment Agreement: Armen Martirosyan
March 28, 2002
subject to such withholding as is required by law. Effective April 1, 2002, Employee’s base salary shall be $135,000.00 per year, paid semi-monthly and in accordance with such Company payroll practices as are in effect from time to time, and subject to such withholding as is required by law.
7.1.1.	As used in this Agreement, “pre-tax net income” shall mean positive pre-tax income of the Company (after including the accrued cost of any bonuses paid to Company executives under this Section 6).
7.2.	Bonus. Employee shall be eligible for quarterly bonus at the sole discretion of the Company’s CEO and Board of Directors. Any quarterly bonus considered under this Agreement shall be further subject to the condition that the Company’s cumulative pre-tax net income (as defined in Section 7.1.1 above) is positive at time of bonus consideration. The CEO may elect to waive the aforementioned profitability requirement for bonus in any given quarter; however, any such waiver shall be in writing and further subject to section 11.4 of this Agreement. If any bonus is declared or paid, it shall be subject to such withholding as is required by law.

7.3.	Benefits.
7.3.1.	Vacation. Employee shall be entitled to vacation time as he has accrued each pay period since his date of hire, less any vacation taken, as follows: (i) for years 1 to 5 since his date of first hire, 3.34 hours accrued per pay period (24 pay periods per year), subject to 80 hours per year maximum; (ii) for years after 5 since his date of first hire, 5 hours accrued per pay period (24 pay periods per year), subject to 120 hours per year maximum. In the event Employee does not use such vacation, he shall receive, upon termination of the Employment Period, vacation pay for all unused vacation calculated as having accrued at the applicable base salary for each relevant period of his employment. However, Employee shall endeavor to take vacation time in the year in which it is allocated to him.

7.3.2.	Business Expenses. The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing services for the Company and in compliance with procedures established from time to time by the Company.

7.3.3.	Other Benefits. Company shall provide Employee with other such employment benefits — such as 401(k) participation, medical insurance and disability insurance - on the terms and to the extent generally provided by the Company to its employees.

7.3.4.	Stock Options. Although no stock options are offered or granted under this Agreement, it does not alter or negate any Stock Option provisions made in prior agreements between this Employee and the Company.

7.3.5.	Other Persons. The parties understand that other officers and employees may be afforded payments and benefits and employment agreements which differ from

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RDC: ___(EN POINTE TECHNOLOGIES)

Executive Employment Agreement: Armen Martirosyan
March 28, 2002
those of Employee in this Agreement; but Employee’s compensation and benefits shall be governed solely by the terms of this Agreement, which shall supersede all prior understandings or agreements between the parties concerning terms and benefits of employment of Employee with the Company. Other officers or employees shall not become entitled to any benefits under this Agreement.
     8. Termination.
8.1.	Termination by Reason of Death or Disability. The Employment Period shall terminate upon the death or permanent disability (as defined below) of Employee.

8.2.	Termination by Company.
8.2.1.	The Company may terminate the Employment Period for “cause” by written notice to Employee.

8.2.2.	The Company may terminate the Employment Period for any other reason, with or without cause, by written notice to Employee.
8.3.	Termination by Employee.
8.3.1.	Employee may terminate the Employment Period for “good reason” at any time by written notice to the Company.

8.3.2.	Employee may terminate the Employment Period for any other reason by written notice to the Company.
9.	Certain Definitions. For purposes of this Agreement:
9.1.	The term “cause” shall mean those acts identified in Section 2924 of the California Labor Code, as that section exists on the date of this Agreement, to wit, any willful breach of duty by the Employee in the course of his employment, or in case of his habitual neglect of his duty or continued incapacity to perform it.

9.2.	The term “good reason” shall mean the occurrence of one or more of the following events without the Employee’s express written consent; (i) removal of Employee from the position and responsibilities as set forth under Section 2 above; (ii) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefit package is significantly reduced; or, (iii) any material breach by the Company of any material provision of this Agreement which continues uncured for thirty (30) days following written notice thereof.

9.3.	The term “permanent disability” shall mean Employee’s incapacity due to physical or mental illness, which results in Employee being absent from the performance of his duties with the Company on a full-time basis for a period of six (6) consecutive months.

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RDC: ___(EN POINTE TECHNOLOGIES)

Executive Employment Agreement: Armen Martirosyan
March 28, 2002
The existence or cessation of a physical or mental illness which renders Employee absent from the performance of his duties on a full-time basis shall, if disputed by the Company or Employee, be conclusively determined by written opinions rendered by two qualified physicians, one selected by Employee and one selected by the Company. During the period of absence, but not beyond the expiration of the Employment Period, Employee shall be deemed to be on an unpaid disability leave of absence. During the period of such disability leave of absence, the Board of Directors may designate an interim officer with the same title and responsibilities of Employee on such terms as it deems proper.
10.	Employee Benefit Plans. Any employee benefit plans in which Employee may participate pursuant to the terms of this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law, and nothing in this Agreement shall impair the Company’s right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law. This Agreement is for the sole benefit of Employee and the Company, and is not intended to create an employee benefit plan or to modify the terms of any of the Company’s existing plans.
11.	Miscellaneous.
11.1.	Arbitration/Governing Law. To the fullest extent permitted by law, any dispute, claim or controversy of any kind (including but not limited to tort, contract and statute) arising under, in connection with, or relating to this Agreement or Employee’s employment, shall be resolved exclusively by binding arbitration in Los Angeles County, California in accordance with the commercial rules of the American Arbitration Association then in effect. The Company and Employee agree to waive any objection to personal jurisdiction or venue in any forum located in Los Angeles County, California. No claim, lawsuit or action of any kind may be filed by either party to this Agreement except to compel arbitration or to enforce an arbitration award; arbitration is the exclusive dispute resolution mechanism between the parties hereto. Judgment may be entered on the arbitrator’s award in any court having Jurisdiction. The validity, interpretation, effect and enforcement of this Agreement shall be governed by the laws of the State of California.

11.2.	Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the Company, and all such successors and assigns shall specifically assume this Agreement. Since this Agreement is based upon the unique abilities of, and the Company’s personal confidence in Employee, Employee shall have no right to assign this Agreement or any of his rights hereunder without the prior written consent of the Company.

11.3.	Severability. If any provision of this Agreement shall be found invalid, such findings shall not affect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

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RDC: ___(EN POINTE TECHNOLOGIES)

Executive Employment Agreement: Armen Martirosyan
March 28, 2002
11.4.	Waiver of Breach. The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

11.5.	Entire Agreement. This Agreement, together with the plans referred to in Section 5, contains the entire agreement of the parties, and supersede any and all agreements, wither oral or written, between the parties hereto with respect to any employment by En Pointe Technologies in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be changed orally but only by an agreement in writing signed by the parties.

11.6.	Notices. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by United States mail, and shall be deemed to have been given when personally served or two days after having been deposited in the United States mail, registered or certified mail, return receipt requested, with first-class postage prepaid and properly addressed as follows. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 10.6) shall be as follows:

If to Employee:	Armen Martirosyan
If to the Company:	En Pointe Technologies, Inc.
100 N. Sepulveda Blvd., 19th Floor
El Segundo, CA 90245
Attention: VP-HR
11.7.	Headings. The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.

11.8.	Further Assurances. Each of the parties hereto shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated hereby.

11.9.	Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.10.	Separate Counsel. The Company has been represented by counsel in the negotiation and execution of this Agreement and has relied on such counsel with respect to any matter relating hereto. The Employee has been invited to have his own counsel

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RDC: ___(EN POINTE TECHNOLOGIES)

Executive Employment Agreement: Armen Martirosyan
March 28, 2002
review and negotiate this Agreement and Employee has either obtained his own counsel or has elected not to obtain counsel.
     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

	“Employee”	For “Company” EN POINTE TECHNOLOGIES, INC., a Delaware corporation

Name (Print):	Armen Martirosyan	Robert D. Chilman
Signature:	/s/ Armen Martirosyan	/s/ Robert D. Chilman

Title:	Vice President-Information Technology	Vice President-Human Resources
[MARITORSYAN-EEA-03-28-02.doc]

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AM:___(EMPLOYEE)
RDC: ___(EN POINTE TECHNOLOGIES)